UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

SIGMA DESIGNS, INC.

(Exact name of registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1778 McCarthy Blvd. Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 20, 2013, the Board of Directors of Sigma Designs, Inc. (“Sigma”) elected Pete Thompson to serve as a member of the Board of Directors (the “Board”), effective as of December 20, 2013. The Board also appointed Mr. Thompson to serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Thompson has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

It is contemplated that Sigma and Mr. Thompson will enter into the standard Sigma Indemnification Agreement for directors. This agreement requires Sigma, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires Sigma to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding, subject to the terms contained in the agreement. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.2 to Sigma’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2012 and is incorporated by reference herein.

On December 20, 2013, Eric Singer provided notice of his resignation from Sigma’s Board of Directors effective December 20, 2013 due to increased demands on his time as a result of a new directorship of a public company and other activities.

On December 23, 2013, Sigma issued a press release announcing the appointment of Mr. Thompson to the Board. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title or Description

99.1	Press release dated December 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sigma Designs, Inc.

Date: December 23, 2013	By:	/s/ Thinh Tran
Thinh Tran President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

99.1	Press release dated December 23, 2013.